EXHIBIT 99.1
NEWS RELEASE
Cleveland-Cliffs Reports Third-Quarter 2023 Results

CLEVELAND—October 23, 2023—Cleveland-Cliffs Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2023.
Selected financial results for the third quarter of 2023 include:
•Revenues of $5.6 billion
•Steel shipments of 4.1 million net tons, including record automotive shipments
•Net income of $275 million
•Earnings per diluted share attributable to Cliffs shareholders of $0.52
•Adjusted EBITDA1 of $614 million
•Cash flow from operations of $767 million
•Free cash flow2 of $605 million
•Net debt3 reduced to $3.4 billion
•Record liquidity of $4.4 billion

Third-quarter 2023 revenues were $5.6 billion, compared to $5.7 billion in the third quarter of 2022.
For the third quarter of 2023, the Company recorded net income of $275 million, or $0.52 per diluted share attributable to Cliffs shareholders. This included charges totaling $11 million, or $0.02 per diluted share, primarily related to acquisition-related costs, asset disposals, and severance. This compares to net income of $165 million, or $0.29 per diluted share, in the third quarter of 2022.
Third-quarter 2023 Adjusted EBITDA1 was $614 million, compared to $463 million in the third quarter of 2022.
Cliffs’ Chairman, President and CEO Lourenco Goncalves said: “Q3 2023 was our third consecutive quarter with steel shipments above 4 million tons. We generated over $600 million in free cash flow in the quarter and, as we had announced we would do, we continued to use this strong cash generation to pay down debt and buy back shares. With that, our net debt and diluted share count have reached new record lows since our full transformation from a merchant mining to a steel company. Our liquidity is also now at an all-time high.”

Mr. Goncalves added: “Q3 was specifically highlighted by Cleveland-Cliffs achieving another record in automotive steel shipments. This strength in shipments to our automotive clients has been happening both before and also after the UAW strike affecting three of our clients headquartered in Detroit was announced, with our other major clients outside of Detroit picking up the slack. Despite this continued strength in automotive shipments, the service center sector collectively decided to buy steel from us at very low volumes in Q3, prioritizing transactions among themselves instead. This dynamic led to a higher value mix of shipments than expected and, consequently, better-than-expected realized prices. With underlying demand that is still strong and depleted inventories among service centers, we were able to successfully bring buyers off the sidelines with our price increase announcements. We expect that in Q4 we will see the end of the UAW strike and more normal buying patterns from service centers. That should support us not only in Q4, but into 2024 as well."

Mr. Goncalves concluded: “Compared to the third quarter of last year, our unit cost per ton of steel is down a staggering $165 per net ton. With further cost decreases in place for next year, including an approximate $250 million cost reduction locked in related to our purchases of metallurgical coal, we have a lot to look forward to. As we look to the future, it should be clear to all of those who have followed us that very exciting and transformational events are ahead.”

Steelmaking Segment Results

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
	2023	2022	2023	2022	June 30, 2023
External Sales Volumes
Steel Products (net tons)	4,106	3,635	12,393	10,913	4,202
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,203	$1,360	$1,196	$1,431	$1,255
Operating Results - In Millions
Revenues	$5,443	$5,511	$16,377	$17,481	$5,808
Cost of goods sold	(4,970)	(5,167)	(15,181)	(14,948)	(5,179)
Gross margin	$473	$344	$1,196	$2,533	$629

Third-quarter 2023 steel product sales volumes of 4.1 million net tons consisted of 36% hot-rolled, 30% coated, 14% cold-rolled, 6% plate, 4% stainless and electrical, and 10% other, including slabs and rail.
Steelmaking revenues of $5.4 billion included $2.0 billion, or 36%, of direct sales to the automotive market; $1.4 billion, or 26%, of sales to the infrastructure and manufacturing market; $1.3 billion, or 24%, of sales to the distributors and converters market; and $737 million, or 14%, of sales to steel producers.

Liquidity and Cash Flow
Cliffs recorded operating cash flow of $767 million and free cash flow2 of $605 million during the third quarter of 2023, the majority of which was used toward debt repayment on the Company's ABL facility, the outstanding balance of which was reduced by over $500 million.
As of September 30, 2023, the Company's net debt was $3.4 billion, down from $3.9 billion in the second quarter of 2023. The Company ended the third quarter of 2023 with total liquidity of $4.4 billion.
During the third quarter of 2023, Cliffs also repurchased 3.9 million common shares at an average price of $15.09 per share.
Outlook
The Company's previously laid out cost reduction objectives remain on target, and Cliffs currently expects another $15 per net ton reduction in steel unit costs from the third quarter to the fourth quarter of 2023, with additional cost reductions into 2024. Working capital is expected to provide a significant benefit to free cash flow in the fourth quarter of 2023.
Cliffs also lowered its full-year 2023 capital expenditures expectation to $670 million, a reduction from the midpoint of its previous guidance range of $700 million.
Conference Call Information
Cleveland-Cliffs Inc. will host a conference call on October 24, 2023, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. Cleveland-Cliffs is the largest supplier of steel to the automotive industry in North America and serves a diverse range of other markets due to its comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 27,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing supply chain disruptions, such as the semiconductor shortage, the UAW strike, and higher consumer interest rates, which could result in lower steel volumes being demanded; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of inflationary pressures, infectious disease outbreaks, conflicts or otherwise; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; disruptions to our operations relating to an infectious disease outbreak, including workforce challenges and the risk that novel variants will prove resistant to existing vaccines or that new or continuing lockdowns in China will impact our ability to source certain critical supplies in a timely and predictable manner; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws, including adverse impacts as a result of the Inflation Reduction Act of 2022; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; uncertain availability or cost, due to inflation or otherwise, of critical manufacturing equipment and spare parts; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, coke and metallurgical coal; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other post-employment benefit obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Manager, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
(In millions, except per share amounts)	2023	2022	2023	2022	June 30, 2023
Revenues	$5,605	$5,653	$16,884	$17,945	$5,984
Operating costs:
Cost of goods sold	(5,125)	(5,305)	(15,661)	(15,367)	(5,340)
Selling, general and administrative expenses	(144)	(124)	(420)	(353)	(149)
Miscellaneous – net	(11)	(37)	(26)	(104)	(12)
Total operating costs	(5,280)	(5,466)	(16,107)	(15,824)	(5,501)
Operating income	325	187	777	2,121	483
Other income (expense):
Interest expense, net	(70)	(64)	(226)	(205)	(79)
Gain (loss) on extinguishment of debt	—	4	—	(76)	—
Net periodic benefit credits other than service cost component	50	49	150	148	50
Other non-operating income (expense)	(2)	(1)	4	(6)	4
Total other expense	(22)	(12)	(72)	(139)	(25)
Income from continuing operations before income taxes	303	175	705	1,982	458
Income tax expense	(29)	(10)	(118)	(404)	(102)
Income from continuing operations	274	165	587	1,578	356
Income from discontinued operations, net of tax	1	—	2	2	—
Net income	275	165	589	1,580	356
Income attributable to noncontrolling interest	(11)	(13)	(35)	(31)	(9)
Net income attributable to Cliffs shareholders	$264	$152	$554	$1,549	$347

Earnings per common share attributable to Cliffs shareholders - basic
Continuing operations	$0.52	$0.30	$1.08	$2.98	$0.68
Discontinued operations	—	—	—	—	—
	$0.52	$0.30	$1.08	$2.98	$0.68
Earnings per common share attributable to Cliffs shareholders - diluted
Continuing operations	$0.52	$0.29	$1.08	$2.95	$0.67
Discontinued operations	—	—	—	—	—
	$0.52	$0.29	$1.08	$2.95	$0.67

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31	$26
Accounts receivable, net	2,122	1,960
Inventories	4,592	5,130
Other current assets	196	306
Total current assets	6,941	7,422
Non-current assets:
Property, plant and equipment, net	8,837	9,070
Goodwill	1,130	1,130
Pension and OPEB, asset	392	356
Other non-current assets	759	777
TOTAL ASSETS	$18,059	$18,755
LIABILITIES
Current liabilities:
Accounts payable	$2,076	$2,186
Accrued employment costs	467	429
Accrued expenses	263	383
Other current liabilities	488	551
Total current liabilities	3,294	3,549
Non-current liabilities:
Long-term debt	3,458	4,249
Pension liability, non-current	456	473
OPEB liability, non-current	563	585
Deferred income taxes	662	590
Other non-current liabilities	1,362	1,267
TOTAL LIABILITIES	9,795	10,713
TOTAL EQUITY	8,264	8,042
TOTAL LIABILITIES AND EQUITY	$18,059	$18,755

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
OPERATING ACTIVITIES
Net income	$275	$165	$589	$1,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	249	237	738	788
Deferred income taxes	116	59	132	210
Pension and OPEB credits	(40)	(27)	(119)	(81)
Loss (gain) on extinguishment of debt	—	(4)	—	76
Impairment of long-lived assets	—	—	—	29
Other	47	20	121	75
Changes in operating assets and liabilities:
Accounts receivable, net	169	271	(164)	(145)
Inventories	135	246	538	(348)
Income taxes	(153)	(54)	16	(109)
Pension and OPEB payments and contributions	(26)	(60)	(84)	(174)
Payables, accrued employment and accrued expenses	(17)	(304)	(95)	66
Other, net	12	(13)	(57)	(33)
Net cash provided by operating activities	767	536	1,615	1,934
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(162)	(248)	(481)	(716)
Acquisition of FPT, net of cash acquired	—	(22)	—	(31)
Other investing activities	2	10	11	20
Net cash used by investing activities	(160)	(260)	(470)	(727)
FINANCING ACTIVITIES
Repurchase of common shares	(58)	(34)	(152)	(210)
Proceeds from issuance of senior notes	—	—	750	—
Repayments of senior notes	—	(36)	—	(1,355)
Borrowings under credit facilities	325	1,390	3,004	4,650
Repayments under credit facilities	(833)	(1,545)	(4,543)	(4,169)
Debt issuance costs	—	—	(34)	—
Other financing activities	(44)	(42)	(165)	(115)
Net cash used by financing activities	(610)	(267)	(1,140)	(1,199)
Net increase (decrease) in cash and cash equivalents	(3)	9	5	8
Cash and cash equivalents at beginning of period	34	47	26	48
Cash and cash equivalents at end of period	$31	$56	$31	$56

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended
(In millions)	2023	2022	2023	2022	June 30, 2023
Net income	$275	$165	$589	$1,580	$356
Less:
Interest expense, net	(70)	(64)	(226)	(205)	(79)
Income tax expense	(29)	(10)	(118)	(404)	(102)
Depreciation, depletion and amortization	(249)	(237)	(738)	(788)	(247)
Total EBITDA	$623	$476	$1,671	$2,977	$784
Less:
EBITDA of noncontrolling interests	$20	$22	$60	$57	$17
Gain (loss) on extinguishment of debt	—	4	—	(76)	—
Asset impairment	—	—	—	(29)	—
Other, net	(11)	(13)	(21)	(21)	(8)
Total Adjusted EBITDA	$614	$463	$1,632	$3,046	$775

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$11	$13	$35	$31	$9
Depreciation, depletion and amortization	9	9	25	26	8
EBITDA of noncontrolling interests	$20	$22	$60	$57	$17

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - FREE CASH FLOW
Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities less purchase of property, plant and equipment. Management believes it is an important measure to assess the cash generation available to service debt, strategic initiatives or other financial activities. The following table provides a reconciliation of net cash provided by operating activities to free cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities	$767	$536	$1,615	$1,934
Purchase of property, plant and equipment	(162)	(248)	(481)	(716)
Free cash flow	$605	$288	$1,134	$1,218

3 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - NET DEBT

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

(In millions)	September 30, 2023	June 30, 2023	December 31, 2022
Long-term debt	$3,458	$3,963	$4,249
Less: Cash and cash equivalents	31	34	26
Net debt	$3,427	$3,929	$4,223